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Important Notice:

Caliper Life Sciences, Inc. and Xenogen Corporation have entered into a merger agreement, pursuant to which it is proposed that Caliper Life Sciences, Inc. will acquire Xenogen Corporation. In connection with the proposed merger, Xenogen Corporation will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders of Xenogen Corporation are advised to read the proxy statement regarding the proposed merger referred to in this communication when it becomes available because it will contain important information. Xenogen Corporation expects to mail a proxy statement about the proposed merger to its stockholders. In addition to the proxy statement, Xenogen Corporation files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Xenogen Corporation at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen Corporation.

Xenogen Corporation and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Xenogen Corporation with respect to the proposed merger. Information regarding such officers and directors is included in Xenogen Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its proxy statement for its 2005 annual meeting, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen Corporation.

On March 2, 2006, Xenogen Corporation reported the financial results for the 2005 fourth quarter and full year ended December 31, 2005. In connection with this report, Xenogen hosted a live conference call (including a live webcast of the conference call) with investors on March 2, 2006 at 5:00 p.m. Eastern Time. Following the completion of the live conference call, Xenogen has archived and made available the web cast on its website and made available a phone replay of the conference call for 48 hours after the completion of the call. The following is a transcript of the conference call:

Xenogen Corporation

Q4 2005 TELECONFERENCE TRANSCRIPT

Call date: March 2, 2006

Speaker:	Thank you for standing by everyone. Good day and welcome to the Xenogen Fourth Quarter 2005 Financial Results Conference Call. This call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to the Chief Financial Officer, Mr. Bill Albright. Please go ahead sir.

Bill:	Good afternoon and thank you for joining us today for Xenogen’s conference call and webcast pertaining to financial results for the fourth quarter and 12 months ended December 31, 2005. This is Bill Albright, Chief Financial Officer of Xenogen. Joining me today is David Carter, Chief Executive Officer and Chairman of the Board, and Dr. Pamela Contag, President. Xenogen announced fourth quarter and fiscal 2005 financial results after the close of the market today. If you have not received a copy of the earnings press release and would like to, a copy is available on our website and on the financial newswires. Additionally we have arranged for a taped replay of this call which may be accessed by phone. This replay will be available approximately one hour after the call’s conclusion and remain available through Saturday March 4th until 12 midnight Eastern Time. The dial-in access number for this replay from domestic locations is 888-203-1112 and from international locations you may dial 719-457-0820. The required pass code to reference is 524-4395. This call will also be Webcast live with a replay also available. To access the webcast, go to Xenogen’s website at www.xenogen.com. The Webcast will remain available on our website through March 16th. Please note that today’s call is copyrighted material of Xenogen and cannot be rebroadcast without the company’s express, written consent.

Before we begin, I would like to remind you that certain statements made during this call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding: expanding our business; capturing the market opportunity for IVIS System placements; managing our growth; demand for Xenogen products, services and technology; the performance and intended uses of our services, products, products under development and technologies; expected market acceptance of our new products; new products driving our future growth; ability of our products to expand the market and utility of our technologies; revenue growth and margin expansion relating to our contract research business; use of reagent kits to increase revenue opportunities; our business outlook and our proposed merger with Caliper Life Sciences, including the expected and intended benefits of the proposed merger. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those discussed during this call due to the risks and uncertainties inherent in our business, including, without limitation: Caliper and Xenogen may not complete the merger; and if completed, the expected benefits from combining Caliper with Xenogen may not be realized; our expectations regarding growth in acceptance of our products, services, products under development, and technology; the capital spending policies of pharmaceutical, biotechnology and chemical companies and biomedical research institutions that are our primary customers; our limited history of operations makes it difficult to evaluate our future growth; failure to receive anticipated revenue under long term customer agreements that may not be renewed or may be cancelled; failure to manufacture and deliver sufficient quantities of our products at acceptable costs to meet anticipated customer demand; difficulties or delays in development, testing, manufacturing, and marketing of our products under development; failures in managing our growth; our limited sales and marketing organization; our ability to attract and retain skilled personnel; our ability to enforce our intellectual property rights or operate without infringing the patent rights of others; competition from other companies or alternative technologies; our ability to obtain additional financing as necessary to support our operations; and contamination in our animal facilities. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005 filed with the Securities and Exchange Commission on November 14, 2005. Xenogen is under no obligation to and specifically disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

In connection with the proposed merger, Xenogen Corporation will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders of Xenogen Corporation are advised to read the proxy statement regarding the proposed merger referred to in this communication when it becomes available because it will contain important information. Xenogen Corporation expects to mail a proxy statement about the proposed merger to its stockholders. In addition to the proxy statement, the Xenogen Corporation files annual, quarterly and special reports, proxy statement and other information with the

Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Xenogen Corporation at the Securities and Exchange Commission’s
Website at www.sec.gov and directly from Xenogen Corporation. Xenogen Corporation and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Xenogen
Corporation with respect to the proposed merger. Information regarding such officers and directors is included in
Xenogen Corporation’s annual report on Form 10K for the fiscal year ended December 31, 2004, and in its proxy statement for its 2005 annual meeting filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s Website at www.sec.gov and directly from
Xenogen Corporation.

Today, we will report on operations from the fourth quarter and full year 2005 before opening the call to take your questions. We’ll start off today with comments from David Carter, then Pamela Contag will speak followed by my financial review of the company’s operations. David, I’ll now turn the call over to you.

David:	Thank you Bill. Good afternoon everyone. This is David Carter, Chief Executive Officer and Chairman of Xenogen Corporation. 2005 marked the continuation of Xenogen’s track record of strong revenue growth. For both the fourth quarter and the year ended 2005, we generated total revenue growth of 23.7% and 28.4%, respectively, over the comparable periods of 2004. In particular, product revenues increased 22.9% in the fourth quarter and 37.4% for all of 2005 compared to the same periods in 2004. Revenues from our flagship IVIS 200 System were up 111.6%, with a total of 50 units placed in 2005.

Total gross margins have significantly improved in 2005 to 38.5% from 33.7% in 2004. This reflects higher average selling prices, improvements in cost structure and greater volume absorption. Margins in our contract research business increased approximately 10.9%, from $164,000 or 1.9% in 2004, to $1.3 million, or 12.7% in 2005. This resulted from leveraging the business by growing contract revenues $1.1 million, or 12.8%, while holding costs of these revenues essentially flat.

Xenogen continues to deliver value to customers. We are enthusiastic about the prospects for our business. As you know, we enjoy serving a growing list of customers that include thought-leading universities, commercial organizations and government institutions. At this time we have placed about 300 IVIS Imaging Systems. We believe a large percentage of the market opportunity has not yet been tapped.

As I have stated before, one of our biggest challenges is managing this rapid growth and continuing to invest in our future business. While we have made progress advancing the state-of-the-art for our technology and building a business franchise with leading customers, we have also attracted interest from potential partners. The circumstance with Caliper Life Sciences is unique. We know its Chief Executive Officer, Kevin Hrusovsky, since he has served on Xenogen’s Board of Directors and he has been supportive and helpful to Xenogen as we have developed our plans. In the course of this working relationship, Caliper saw the potential of the combined companies and approached Xenogen to discuss a possible merger. After carefully considering the opportunity, Xenogen’s Board of Directors decided that the combination of the two companies is in the best interest of Xenogen’s stockholders. The proposed merger amplifies Xenogen’s capabilities and could, we believe, maximize the value of our technology.

Let me now turn the call over to Dr. Pamela Contag to comment on our scientific progress and developments with our reagent strategy.

Pamela:	Good afternoon everyone and thank you, David. As David has highlighted, the demand for Xenogen technology continues to grow. We believe that the value our customers see in Xenogen’s technology is an increase in their productivity from several technology advantages faster experimental timelines, more accurate data, new and better in vivo information to guide decisions at the drug discovery and development level.

We are focused on our reagent strategy to further assist our customers in this endeavor. We are creating and selling application sets or reagent kits that are used to generate data for drug efficacy and for the validation of drug targets, role and disease progression. We have begun sales of our imaging standards and the prostate cancer drug screening application set and we are market testing a new product of instant-use cell lines to be used in experiments immediately after shipping to enable our customers to be able to jumpstart data acquisition.

We are continuing down the path of providing reagents by pathways of interest across therapeutic areas and, as I mentioned before, we have entered into the arena of clinical applications for imaging instrumentation and biomarkers as imaging reagents.

One of our goals has been to bring in vivo and in vitro discovery platforms side by side in the discovery effort and create integrated reagents to bridge the two platforms. In our proposed merger with Caliper Life Sciences, we believe we have found a formidable champion for the in vitro side of this equation that can enhance our ability to build the in vitro to in vivo bridge for experimentation.

We share a vision with Ken Hrusovsky and his team at Caliper for developing these tools. Upon completion of the proposed merger, we will be standing on a broad, robust and very exciting combined platform that will carry us into the future with innovative products and novel discoveries. Thank you and I’ll now turn the call over to Bill Albright.

Bill:	Thank you, Pam. As we reported today, total revenue for the fourth quarter of 2005 was $12.0 million, which is about a 23.7% increase over last year’s fourth quarter of $9.7 million. 2005 full year revenue was $39.7 million and up 28.4% over 2004’s full year revenue of $30.9 million.

We reported a net loss of $2.7 million in the fourth quarter of 2005, or a net loss of 14 cents per share, compared to a net loss of $5.0 million, or a net loss of 34 cents per share in the prior year’s fourth quarter. Full year 2005 net loss was $17.6 million, or $1.05 per share, compared to net loss in 2004 of $21.8 million, or $2.99 per share.

Total 2005 fourth quarter revenue was comprised of $7.1 million of product revenue, $3.1 million of contract revenue and $1.9 million of license revenue. For the full year ended 2005, product revenue was $22.6 million, contract revenue was $10.1 million and license revenue was $7.0 million. Let me now turn to a review of some of the key components of the income statement.

Product revenue in the 2005 fourth quarter grew approximately 22.9%, or about $1.3 million over last year’s fourth quarter. 2005 full year product revenue versus 2004 full year revenue grew 37.4%, or $6.1 million due to higher placements of our IVIS Imaging Systems. Total units sold in 2005 were 97 units compared to 83 units sold in the prior year. Contract revenue in the 2005 fourth quarter grew approximately 28.1%, or about $670,000 to $3.1 million from $2.4 million in last year’s fourth quarter. For the full year 2005, contract revenue was up 12.8% over 2004 to $10.1 million. Quarterly, contract revenue continues to fluctuate with the timing of revenue recognition. 2005 annual contract revenue results reflect increased volume of gene targeting and phenotyping project work over 2004. License revenues in the fourth quarter of 2005 grew 20.4%, or about $320,000 over last year’s fourth quarter. For the full year 2005, license revenue grew 27% over 2004 to $7.0 million due to license renewals in our larger commercial customer installed base in 2005.

Total gross margin for the fourth quarter 2005 was $5.2 million, or 43.2%, compared to $3.5 million, or 36.2% for the prior year’s fourth quarter. For the full year 2005, gross margin was $15.3 million, or 38.5%, up from $10.4 million, or 33.7% for 2004. The increase in the average selling price for our IVIS Systems had the largest impact on margin performance. Product revenue, gross margin for 2005 was $8.2 million, or 36.3%, as compared to $5.6 million, or 34.1% in 2004.

For 2005, IVIS 200 Imaging Systems made up a significantly larger share of imaging system unit sales over the comparable period of 2004, contributing to the majority of the average unit selling price increase of 20.6%. Higher production costs, due largely to the higher product costs associated with the IVIS 200 Systems, partially offset some of the margin gain attributable to unit pricing as did increased use of our distributor channel where average selling price to our international distributor customers is lower. Contract gross margin for 2005 was $1.3 million, or 12.7%, as compared to $164,000, or 1.8% for the prior year. Productivity gains at our Cranbury, New Jersey facility, stemming from an increased volume of gene targeting and phenotyping projects improved the overall margins. License gross margin for 2005 was $5.8 million, or 82.6% compared to $4.6 million, or 83.6% in 2004. This slight decrease was largely the result of discounting license fees associated with multiple unit sales.

Operating expenses for 2005 were $32.4 million, compared to $32.3 million for 2004. Research and development expense decreased during 2005 to $8.9 million, from $12.5 million in 2004. The decrease was due in part to an overall decrease in allocated stock-based compensation expense of $1.4 million, decreased research staffing, as well as reduced development relative to 2004 activities associated with the product development of the IVIS 3D System. Sales and general administrative expenses increased to $21.2 million in 2005 from $16.7 million in 2004. This primarily reflects the cost of operating as a public company. Staffing and consulting costs increased by $1.3 million and accounting and auditing fees increased by $500,000. Net legal costs, stemming in part from our litigation with AntiCancer, contributed $800,000 of the overall cost increase. Selling expenses increased by $2.0 million in 2005 over 2004 due to expanded marketing efforts associated with promotion and sales over IVIS 200 System and our new IVIS 3D System. Operating expenses in 2005 included depreciation and amortization expenses of $2.3 million as compared to $3.1 million in the prior year.

We ended 2005 with a total headcount of 156 full-time employees, 63 of whom were located at our facility in Cranbury, New Jersey, and 93 of whom were located at our facility in Alameda, California.

Let me now highlight certain items of the company’s balance sheet. The cash, cash equivalents and short-term investments balance as of December 31st, 2005, was approximately $20.7 million, compared to a balance of approximately $21.9 million at the end of 2004. The change in cash was impacted primarily by raising additional equity capital in the third quarter 2005 and increased borrowing under the debt facility with Silicon Valley Bank. Inventory at the end of 2005 was $3.6 million, compared to $4.2 million at the end of 2004. Let me now turn the call back to David Carter at this point.

David:	The close of 2005 marks Xenogen’s first full year as a public company. I am proud to report that the company has continued to deliver revenue growth, led by strong acceptance of our expanding line of IVIS Systems in all our channels of distribution. We are shipping new products to drive future growth, as reflected in the introduction of the IVIS Imaging System 3D Series in 2005. This is another seminal product from Xenogen that can expand the market and utility for our technology. It represents the first commercially available, 3-dimensional, optical imaging system for use by researchers in the life sciences field.

In 2006, we are posed, again to introduce a highly competitive system — the IVIS Lumina. This extremely attractive, entry-level system is feature-rich and well priced and should serve our academic and overseas customers well. Our engineers and scientists continue to work on further innovations that represent a strong pipeline of new products.

Our Cranbury operations are driving business growth, capitalizing on increasing demand for higher value services by executing contracts with larger marquee commercial customers for phenotyping and compound profiling. These represent important lines of business for Xenogen with higher components of proprietary know-how that deliver important value to our customers. They are of interest to drug researchers because they can improve both the outcomes and efficiencies of their programs. We believe our contract research business enjoys a competitive advantage in these lines of business, which support improved gross margins. We think the outlook for expanding revenues and gross margin is attractive for our contract research business going forward.

Finally, as Pamela indicated, we continue to expand our offering for reagents. We have developed business plans to target select new applications to generate continuing revenue opportunities within our growing base of established IVIS System users. Xenogen’s pioneering efforts to establish the biophotonics market have succeed with over 300 customers in academia, government and commercial accounts in 23 countries around the globe. We are now poised to enter the next phase of growing our business, including expanding our reach to attract more customers with new product and service offerings.

In this regard, I feel our pending merger with Caliper Life Sciences serves us and our shareholders well. The two companies strategically complement each other. We anticipate that Caliper’s greater penetration of the large pharma industry will enable greater cross-selling of IVIS System and other Xenogen products and services. We believe the combined company can achieve critical mass more quickly, together than apart, and leverage infrastructure over a larger and broader stream of revenues. We believe that the combined company will make a more attractive partner for customers and be a leading-edge company for in vitro and in vivo drug discovery needs. We are excited about bringing to our customers the potential synergies of combining the Caliper and Xenogen product and service offerings. Meanwhile, we are fully committed to serving our customers and providing the same high-level of service and support they have come to expect from us.

Due to the proposed merger with Caliper, we are not issuing guidance for 2006. However, we remind everyone that our business experiences seasonality that is typical of many biotech tool companies, with the first quarter revenues typically being below the preceding fourth quarter. Having said this, the outlook for our business remains very positive and we do not expect net annual growth in demand for our product and services to change from historical levels. Timing and pattern of orders, as always, may cause swings in revenue and sales mix between our different IVIS Systems, as well as other products and services shifts from quarter to quarter.

This now concludes our prepared remarks. Operator, we are ready to open the call for questions…. [Lengthy pause.] Operator, we’re ready for questions.

Operator:	I apologize, I was speaking with my mute function on. I’m sorry. If we do have questions, please signal by pressing star one on your touchtone telephone. Once again, star one if you have a question. If you are joining us using a speakerphone, please pick up your handset to allow your signal to reach us. Please check your mute function to make sure it is also turned off. We’ll go first to Paul Knight with Thomas Weisel Partners.

Paul:	Hi David.

David:	Hi Paul.

Paul:	Hi Pamela

Pamela:	Hi Paul

Paul:	Could you first of all go over the – was there legal expense in the SG&A line item and where is that case regarding a court date?

Bill:	Yes, there is in the G&A expenses, we indicated $800,000 net expense. We are reimbursed for some of our legal expenses from our insurance carrier and the trial is scheduled – this is the defamation trial brought by AntiCancer against Xenogen – scheduled to start April 21st of this year.

Paul:	And David, regarding the contract research business, did you recognize some of the projects that were not recognized in the third quarter?

David:	We did. We got that work to a point where it was recognizable and billable.

Paul:	What’s the outlook for commercial customers going forward? I know that’s been a focus and, of that group, can you give any color on that?

David:	I think we’re not allowed to give you any color on that, unfortunately, Paul, but I would say, just generally speaking, that has been a focus and we expect that that business will develop well over time.

Paul:	And what was the trend of industrial or pharmaceutical biotech IVIS placed since the fourth quarter?

Bill:	I’m not sure how much detail to provide, but we did see growth in total units, 31 units placed in the fourth quarter of 2005, compared to 26, same period in 2004. And the activity in the commercial sector was down a little in the fourth quarter 2005, compared to the prior year. At the end of 2004 we had announced the Merck agreement which placed ultimately up to seven systems, most of them recognized in the fourth quarter of 2004.

Paul:	How many units in place in the field now did you say?

Bill:	Over 300.

Paul:	And what was the overall unit growth you said, again, in Q4, Bill?

Bill:	It was up just on a unit basis 19%, 26 total units fourth quarter ’04, going to 31 total units fourth quarter 2005.

Paul:	Thank you.

Operator:	Once again everyone, if you have a question, please signal by pressing star one now on your phone. It looks like there are no more questions at this time. I’ll turn things back over to our speakers for any further or closing comments they may have.

David:	I’d like to thank everyone again for their participation in today’s call, particularly our investors and potential investors. We look forward to seeing you in the near future and speaking to you on our next quarterly call. This concludes today’s call.

Operator:	Once again everyone, this does conclude today’s program. Thank you all for joining us.

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